Kingstone Companies, Inc. 1154 Broadway
Hewlett, NY 11557
www.kingstonecompanies.com
Contact: Barry Goldstein
(516) 374-7600

News Release

KINGSTONE INSURANCE COMPANY EXTENDS
EMPLOYMENT AGREEMENT WITH JOHN REIERSEN

TO SERVE AS EXECUTIVE VICE PRESIDENT
EFFECTIVE JANUARY 1, 2012

BARRY GOLDSTEIN TO SUCCEED AS PRESIDENT AND CEO

Hewlett, New York—March 1, 2011--Kingstone Companies, Inc. (“KINS”) (NASDAQ: KINS) today announced that its wholly-owned subsidiary, Kingstone Insurance Company (“KICO”), has entered into an amendment to its employment agreement with John Reiersen, its President and Chief Executive Officer, pursuant to which the term of the employment agreement has been extended through December 31, 2014.  Pursuant to the amendment, effective January 1, 2012, Mr. Reiersen will serve as Executive Vice President of KICO, shall report to the President and CEO of KICO and shall provide advice and assistance to the President and CEO of KICO, as well as other officers and management personnel of KICO, with regard to the management and operation of KICO.  The amendment was entered into as part of the contemplated transfer of duties and responsibilities of President and CEO of KICO to Barry Goldstein effective January 1, 2012.  Mr. Goldstein serves as President, CEO and Chairman of the Board of KINS as well as Chairman of the Board, Chairman of the Executive Committee and Chief Investment Officer of KICO.

Sam Yedid, a director of KICO and Chairman of its Compensation Committee, stated, “The amendment that KICO has entered into with John Reiersen is important to its long-term stability.  Our Board is very pleased that this will ensure a smooth transition for KICO of CEO responsibilities to Barry Goldstein as well as continued guidance and assistance from John for the foreseeable future.  The combination of Barry’s excellent management abilities and John’s vast industry experience bodes well for the future of KICO.”

Mr. Goldstein stated, “John has been the driving force in establishing KICO as one of the region’s premier property and casualty insurance companies.  I have learned a great deal from him during the past few years and look forward to our continued close association.”

         Mr. Reiersen stated, "After 47 years in the insurance industry, I have decided not to remain as President and CEO of KICO beginning in 2012. I appreciate the opportunity given me by the Management and Board of KINS to continue on with KICO by continuing to work in the areas of reinsurance, regulatory compliance, product development and new territories of operation and in monitoring the performance of KICO and its products. I will be available as a mentor to Barry Goldstein and the entire KICO team in all areas. In 2001, I decided to become CEO of Commercial Mutual (now KICO) to see whether a very small insurer could grow and prosper in New York given the level of competition in the marketplace. Thanks to the dedicated efforts of the KICO staff and our strong relationship with our select producers, reinsurers and vendors, I believe we have demonstrated that, by providing superior service in niche markets, a small insurer can not only grow but thrive. KICO is a success today, but I believe it will continue to grow into a strong regional property and casualty insurer under its new leadership. Again, I am pleased to be able to remain with KICO in an executive capacity so that I can be a part of that future growth."

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Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K.  Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.